EXHIBIT 77C

A Special Meeting of Shareholders of MMA Praxis Mutual Funds was held on November 16, 2007 at the offices of the Trust's Administrator, JPMorgan Chase Bank, N.A..

The proposal to be voted by shareholders was to vote for or against the election of eight nominees to the Board of Trustees: Bruce C. Harder, Karen Klassen Harder, R. Clair Sauder, Donald E. Showalter, Howard L. Brenneman, Larry D. Miller, Don E. Weaver, and Candace L. Smith. The shareholders elected all nominees to the Board.

The following are the results of the voting:

Bruce C. Harder
FOR
54,080,967.482
WITHHOLD
68,158.368

Karen Klassen Harder
FOR
54,088,480.896
WITHHOLD
60,644.954

R. Clair Sauder
FOR
54,084,818.954
WITHHOLD
64,306.896

Donald E. Showalter
FOR
54,059,559.874
WITHHOLD
89,565.976

Howard L. Brenneman
FOR
54,072,392.268
WITHHOLD
76,733.582

Don E. Weaver
FOR
54,096,933.656
WITHHOLD
52,192.194

Larry D. Miller
FOR
54,099,278.562
WITHHOLD
49,847.288

Candace L. Smith
FOR
54,069,403.507
WITHHOLD
79,722.343